EXHIBIT 99.1

American National Announces Second Quarter 2021 Results

GALVESTON, Texas, Aug. 02, 2021 (GLOBE NEWSWIRE) -- American National Group, Inc. (NASDAQ: ANAT) and subsidiaries (collectively, the “Company”) announced net income for the second quarter of 2021 of $228.0 million or $8.48 per diluted share, compared to net income of $210.5 million or $7.83 per diluted share for the same period in 2020.

Net income for the second quarter of 2021 increased $17.5 million primarily due to:

  improved earnings in our property and casualty segment and annuity segment;
  an increase in net realized investment earnings; and
  a decline in net gains on equity securities.

Adjusted net operating income for the second quarter of 2021 was $50.4 million or $1.87 per diluted share compared to $17.0 million or $0.63 per diluted share for the same period in 2020. This increase reflects improved earnings in our property and casualty segment from our agricultural and homeowner's products. Additionally, earnings from our annuity segment increased from our equity indexed annuity products.

Net realized investment earnings for the second quarter of 2021 were $42.7 million or $1.59 per diluted share, compared to net realized investment losses of $42.6 million or $1.58 per diluted share for the same period in 2020. The increase in net realized investment earnings was primarily attributable to a reduction in our estimated credit loss due to improved market conditions related to our commercial mortgage loans during the second quarter of 2021.

Net gains on equity securities decreased to $134.9 million or $5.02 per diluted share in the second quarter of 2021, compared to $236.1 million or $8.78 per diluted share for the same period in 2020 as the financial markets were rebounding from the pandemic onset in the first quarter of 2020.

Net income for the six months ended June 30, 2021 increased $408.0 million primarily due to:

  improved earnings in our property and casualty segment and annuity segment;
  an increase in net realized investment earnings; and
  an increase in net gains on equity securities.

Adjusted net operating income for the six months ended June 30, 2021 was $127.7 million or $4.75 per diluted share, compared to $85.9 million or $3.19 per diluted share for the same period in 2020. The increase in adjusted net operating income reflects the aforementioned improvement in earnings from our annuity and property and casualty segments, partially offset by higher mortality claims in our life segment.

Net realized investment earnings for the first half of 2021 were $59.7 million or $2.22 per diluted share, compared to net realized investment losses of $69.1 million or $2.57 per diluted share for the same period in 2020. The increase in net realized investment earnings is primarily driven by the favorable change in estimated credit loss in 2021.

Net gains on equity securities were $210.7 million or $7.84 per diluted share, compared to net losses on equity securities of $26.7 million or $0.99 per diluted share for the same period in 2020. The after-tax net losses on equity securities in the six months ended June 30, 2020 was driven by the negative impact on financial markets associated with the COVID-19 pandemic.

For the six months ended June 30, 2021, total life insurance in force increased by $5.0 billion to $133.2 billion, and book value per share increased $11.32 to $251.52.

A reconciliation of GAAP net income to adjusted net operating income, a non-GAAP measure, is shown in the table below:

American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) (GAAP basis)	$228.0	$210.5	$398.1	$(9.9)
Adjustments to eliminate the impact of:
Unrealized gains (losses) on equity securities	$136.2	$236.1	$212.6	$(27.5)
Net gains (losses) on equity securities sold	(1.3)	—	(1.9)	0.8
Net gains (losses) on equity securities	$134.9	$236.1	$210.7	$(26.7)

Adjustments to eliminate the impact of:
Net realized investment gains	$8.4	$3.1	$23.5	$6.4
Change in estimated credit loss	15.8	(41.2)	12.3	(79.4)
Equity in earnings (losses) of unconsolidated real estate joint ventures and other investments	18.6	(4.3)	24.1	4.0
Net income attributable to noncontrolling interest	0.1	0.2	0.2	0.1
Net realized investment earnings (losses)	$42.7	$(42.6)	$59.7	$(69.1)

Adjusted net operating income(1) (non-GAAP basis)*	$50.4	$17.0	$127.7	$85.9

Per diluted share
Net income (loss) (GAAP basis)	$8.48	$7.83	$14.81	$(0.37)
Net gains (losses) on equity securities	5.02	8.78	7.84	(0.99)
Net realized investment earnings (losses)	1.59	(1.58)	2.22	(2.57)
Adjusted net operating income(1) (non-GAAP basis)*	$1.87	$0.63	$4.75	$3.19

Weighted average number of diluted shares upon which computations are based	26,884,722	26,887,129	26,884,794	26,889,448

	As of
	June 30, 2021	December 31, 2020
Book value per diluted share	$251.52	$240.20

*	This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in footnote 1 below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations.

(1)	Adjusted net operating income excludes the after-tax impact of net gains (losses), both realized and unrealized, on equity securities and net realized investment earnings (losses). Net realized investment earnings (losses) are comprised of realized investment gains on assets (excluding equity securities), changes in estimated credit loss, and earnings (losses) from our equity in earnings of unconsolidated real estate joint ventures and other investments and non-controlling interests.

American National Group, Inc. is a family of companies that has, on a consolidated GAAP basis, $30.4 billion in assets, $23.6 billion in liabilities and $6.8 billion in stockholders’ equity as of June 30, 2021. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. In addition to American National Insurance Company, major subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the Company’s web site at www.AmericanNational.com.

Contact: Brody J. Merrill (409) 766-6826